Exhibit 99-b

For Immediate Release

April 20, 2006

BellSouth Reports First Quarter Earnings

•	Normalized earnings per share of 54 cents, up 20 percent
•	Record DSL net additions, 3.1 million total DSL customers
•	Strong customer growth, revenue and margin from Cingular

ATLANTA – BellSouth Corporation (NYSE: BLS) announced first quarter 2006 earnings per share (EPS) from continuing operations of 43 cents, up 16 percent compared to the first quarter of 2005. Normalized EPS from continuing operations was 54 cents, a 20 percent increase compared to the first quarter of 2005. A list of normalizing items is provided in the table below.

“BellSouth’s strong earnings growth reflects improving trends in our operating results,” said Duane Ackerman, Chairman and Chief Executive Officer. “During the quarter, our revenue growth was driven by the addition of broadband and wireless customers, which demonstrated the strength of our portfolio in the marketplace.”

Normalized Results from Continuing Operations

Normalized results from continuing operations include BellSouth’s 40 percent proportionate share of Cingular’s revenues and expenses which are recognized as equity earnings for purposes of GAAP reporting. Normalized results also exclude the impact of significant nonoperational or nonrecurring items.

For the first quarter of 2006, normalized revenue was $8.7 billion, up 4.5 percent year-over-year generated by growth in Communications Group, Cingular and Advertising & Publishing. Operating margins were 21.9 percent, improving year-over-year and sequentially. Normalized net income of $983 million grew 20 percent compared to the first quarter of 2005 driven primarily by Cingular’s improved profitability.

Reported Results from Continuing Operations

For the first quarter of 2006, BellSouth’s consolidated reported revenue from continuing operations totaled $5.2 billion, up 1.6 percent compared to the same quarter of 2005. Income from continuing operations was $784 million compared to $683 million in the same quarter of the previous year.

For the first quarter of 2006, operating free cash flow (defined as net cash provided by operating activities less capital expenditures) was $551 million. Capital expenditures for the quarter amounted to $1.08 billion, including approximately $135 million of incremental expenditures for Katrina restoration efforts. Net of storm impacts, increased levels of capital expenditures were driven by planned 2006 acceleration of broadband investments toward the first half of the year.

Proposed Merger with AT&T

On March 5, 2006, BellSouth and AT&T announced an agreement to merge the two companies in a combination that will create a more effective and efficient provider of wireless, broadband, video, voice and data products. We currently expect the merger to close by the end of 2006.

The combination creates economies of scale to better enable investments in new technologies and to pursue opportunities in the broadband and enterprise markets, including integration of wireline/wireless product offerings. The combination of the two companies is expected to create enhanced marketing opportunities, significant network synergies and reduced overhead costs. The merger with AT&T is an excellent opportunity to take two complementary asset portfolios and make them stronger to benefit shareholders, customers and employees.

“To be successful in the marketplace, a company must innovate and deliver new services that customers want,” said Duane Ackerman. “The proposed merger of AT&T and BellSouth will create new potential for innovation and the ability to deliver those services with a more cost efficient operating structure. The communications industry is a world full of possibilities, and I believe that we now stand at the beginning of a great new day for communications in America.”

Communications Group

Communications Group revenue was $4.7 billion in the first quarter of 2006, a 1.3 percent increase compared to the same quarter of 2005. All retail business segments delivered improving revenue trends both year-over-year and sequentially driven by strong growth from data and long distance.

During the first quarter, BellSouth added a record 263,000 net new broadband DSL customers and served more than 3.1 million total customers at quarter-end. BellSouth offers four FastAccess services with simple pricing to meet market demand for a variety of speeds and prices. The company continues to see growth in demand and migrations towards higher speeds of DSL service. With improving churn and stable average revenue per unit, DSL continues to be a key value driver for BellSouth.

For the first quarter, network data revenue was $1.3 billion, up 9.0 percent from the same period of the prior year. Retail data revenue grew 15.8 percent from the same period last year driven by a 31.8 percent increase in retail DSL revenue and ongoing growth in revenue from emerging retail data services such as BellSouth® Metro Ethernet Service and BellSouth® Virtual Private Network. Total wholesale data was stable as demand for wholesale services from wireless carriers remained strong.

Customers continue to combine local and long distance voice, DSL, DIRECTV® and Cingular Wireless under the BellSouth Answers® bundles. BellSouth added 179,000 long distance customers and now serves almost 7.4 million long distance customers, a 59 percent penetration of its mass-market customer base. Once again, the company had strong growth in customers choosing to add DIRECTV® service to their BellSouth bundles, adding 105,000 customers. Through the first quarter of this year, 628,000 customers have included DIRECTV® service in their communications packages. By the end of first quarter 2006, more than 5 million residential customers had a BellSouth Answers® bundle, nearly 45 percent penetration of its retail residential lines.

As of March 31, 2006, total access lines were 19.8 million, down 238,000 compared to Dec. 31, 2005. Residential access line loss continues to be primarily driven by wireless substitution and, to a lesser extent, by competition from cable telephony providers. Retail residential access lines were down 120,000. Retail business access lines increased 21,000 driven by Small Business gains. Wholesale lines resold by BellSouth competitors were down 137,000 compared to Dec. 31, 2005.

Communications Group operating margin was 23.6 percent compared to 24.2 percent for the same quarter of the previous year. Margins were negatively impacted as the company incurred approximately $85 million in incremental expenses completing the network repairs associated with damage caused by Hurricane Wilma which struck southern Florida in late October 2005.

Summary Impacts of Hurricane Katrina

During the first quarter of 2006, BellSouth recognized incremental expenses associated with Hurricane Katrina of $94 million which is net of $20 million in insurance recoveries during the quarter. BellSouth also incurred approximately $135 million of incremental capital expenditures for Katrina restoration. Since the third quarter of 2005, BellSouth has incurred approximately $730 million for Katrina-related network restoration expense and capital spending. We expect a portion of the cost associated with the Hurricane Katrina recovery effort to be covered by insurance. While the exact amount has not been determined, our current estimate of the total amount of covered losses that will be covered by insurance, net of our deductible, is approximately $250 million. The actual recovery will vary depending on the outcome of the insurance loss adjustment effort.

Cingular Wireless

Cingular Wireless was the primary contributor to BellSouth’s earnings growth in the first quarter of 2006 as the benefits of scale and synergies created in its acquisition of AT&T Wireless are being realized. Cingular, the nation’s largest wireless provider, added 1.7 million net new customers during the first quarter of 2006, reaching 55.8 million total subscribers. Retail customer additions were 1.05 million for the quarter with nearly 90 percent coming from post-paid net additions. Overall monthly subscriber churn for the quarter was 1.9 percent, the lowest level ever, and post-paid churn also improved to a record 1.6 percent.

Cingular’s continued strong performance in customer additions and churn improvement can be attributed to improved service quality as the company integrates its networks, marketing campaigns that reinforce service improvements including “fewest dropped calls,” and a steady stream of innovative products and services.

In the first quarter of 2006, Cingular's revenues were $9.0 billion, an improvement of 9.1 percent over the same quarter a year ago and up 1.5 percent sequentially.

Average revenue per user (ARPU) in the first quarter of 2006 was $48.48, down 2.3 percent from the year-ago first quarter. The decline in ARPU can be primarily attributed to the recent increase in reseller customers, which typically carry a lower ARPU. Excluding the impacts of growth in reseller customers, Cingular ARPU improved year-over-year driven by growth in data services. Data ARPU continued its strong growth in the first quarter of 2006, increasing 41.1 percent to $5.22 compared to the first quarter of the previous year and up 10.8 percent sequentially.

For the first quarter of 2006, normalized operating income before depreciation and amortization (OIBDA) margin was 31.9 percent, which was a 640 basis point improvement compared to the first quarter of 2005. Cingular’s steady margin improvement is indicative of progress on its integration plans.

Advertising & Publishing

Reflecting continued momentum in the business, Advertising & Publishing revenue grew in the first quarter of 2006. Revenue was $506 million, up 3 percent compared to the same quarter of 2005 driven by growth in both print and online advertising services. Operating margins remained strong at 44.7 percent for the first quarter of 2006.

Normalizing Items

For the first quarter of 2006, the difference between reported (GAAP) EPS from continuing operations and normalized EPS is shown in the following table. A full income statement reconciliation is included in the attached exhibits.

1Q06
GAAP Diluted EPS – Income from continuing operations	$0.43

Hurricane Katrina-related expenses	$0.03
Wireless merger integration costs	$0.03
Wireless merger intangible amortization	$0.05

Normalized Diluted EPS – Income from continuing operations	$0.54

Hurricane Katrina-related expenses – Represents incremental labor and material costs primarily related to service restoration and network repairs in BellSouth’s wireline business. These expenses have been reduced by partial insurance recoveries during the first quarter.

Wireless merger integration costs – Represents BellSouth’s 40 percent share of wireless merger integration costs incurred in connection with the Cingular/AT&T Wireless merger. Integration costs include one-time cash outlays or specified non-cash charges, including accelerated depreciation, directly related to rationalization of the wireless network, sales distribution channels, the workforce, information technology systems and real estate.

Wireless merger intangible amortization – Represents BellSouth's 40 percent share of the non-cash amortization of intangibles, primarily customer lists, that were created in Cingular's acquisition of AT&T Wireless.

Communications Group

Communications Group revenues grew 1.3 percent year-over-year to nearly $4.7 billion, driven by DSL and mass-market long distance revenue growth in Consumer and Small Business. BellSouth delivered solid data revenue growth of 9.0 percent compared to first quarter last year, boosted by the net addition of nearly 800,000 DSL subscribers during the past year. Voice revenue declined 0.8 percent due to market pressures in access line services. Other revenue declined 5.9 percent due primarily to lower wholesale long distance revenues. Communications Group revenues remained stable on a sequential basis.

Reflecting continued progress in DSL and long distance penetration, the Consumer segment achieved year-over-year revenue growth of 2.2 percent in the first quarter even as retail residential access lines declined 693,000 from one year ago. Wireless substitution and, to a lesser extent, competition from cable telephony and other VoIP (Voice over Internet Protocol) providers continue to impact access lines. In the first quarter, Consumer ARPU was $62, up 6.6 percent from last year’s first quarter, driven by DSL and long distance. Together, revenue from these services comprises approximately 28 percent of Consumer ARPU. Consumer revenue increased 1.3 percent sequentially.

[Graphic inserted here

Consumer ARPU

(Monthly Average)

1Q05 - $58.23

2Q05 - $58.39

3Q05 - $58.53

4Q05 - $60.53

1Q06 - $62.05]

BellSouth’s Small Business segment had another strong quarter with 9.4 percent year-over-year revenue growth. We continue to reacquire and retain customers with competitively-priced term agreements while also increasing customer ARPU with DSL and long distance packages. The number of customers who bundle DSL and long distance under a local service contract rose more than 46 percent compared to the first quarter of 2005. During the first quarter, Small Business added more than 48,000 access lines, the best quarterly performance in more than six years. Access line gains and ARPU growth contributed to a 2.8 percent sequential increase in revenues for Small Business. Small Business ARPU now exceeds $80 per month, up nearly 4 percent compared to one year ago.

In Large Business, revenue growth from emerging data products and long distance offset declines in core voice and data products, resulting in stable revenue year-over-year and sequentially. Pricing pressure and, to a lesser extent, volume pressure contributed to the decline in core product groups. Large Business lost approximately 28,000 lines during the quarter after experiencing some stabilization in the second half of 2005. This business unit typically experiences negative seasonal trends in the first half of the year. However, this segment has been able to maintain top-line stability by increasing sales of emerging data services and long distance.

Wholesale revenue declined 2.7 percent compared to the first quarter of 2005. As expected, this business unit continues to experience revenue erosion due to a lower UNE-P access line base. Wholesale lines including UNE-P declined by 137,000 in the first quarter and 797,000 during the past 12 months. Wholesale revenue also declined year-

over-year due to continued declines in the wholesale aggregation of dial-up ISP traffic as Internet subscribers shift from dial-up access to broadband. These negative trends were somewhat offset by growth in wireless transport, with revenues from general transport remaining stable.

Voice Revenue and Access Lines Details

Communications Group voice revenues totaled $3.1 billion for the first quarter, roughly equal to last quarter and a slight decline from the first quarter of 2005. The year-over-year decline reflected core voice revenue erosion from the loss of residential retail and UNE-P lines that offset long distance growth. InterLATA retail long distance voice revenue increased $52 million compared to first quarter 2005 as the Company added 888,000 net new long distance subscribers during the past 12 months.

Total switched access lines of 19.8 million declined 238,000 compared to last quarter, driven primarily by wireless substitution and, to a lesser extent, competition from cable telephony and other VoIP providers. At March 31, 2006, the Company had 17.7 million total retail access lines, a decline of 101,000 compared to Dec. 31, 2005.

[Graphic inserted here

Small Business Net Access Line Change

(in thousands)

1Q05 – 37

2Q05 – 33

3Q05 – 33

4Q05 – 21

1Q06 – 48]

Broadband and Data Services

In the first quarter, BellSouth delivered strong 9.0 percent year-over-year network data revenue growth. Network data revenue totaled nearly $1.3 billion for the first quarter. Compared to the first quarter last year, retail data revenue increased 15.8 percent, while wholesale data revenue declined less than one percent. Retail data growth was driven largely by DSL services as well as revenue from complex long distance and emerging data services, particularly BellSouth® Metro Ethernet Service and BellSouth® Virtual Private Network. Pricing pressure continues to impact legacy retail data services, although we have seen the rate of price declines slow somewhat. The 0.9 percent year-over-year decline in wholesale data services reflected revenue pressure from continued declines in the wholesale aggregation of dial-up ISP traffic. However, wholesale revenue benefited from growth in DS1s and DS3s sold to wireless carriers. General transport revenue was flat, reversing recent downward trends, due to strong volume. Total network data revenues in the first quarter represented 14.6 percent of total BellSouth normalized revenues and 27 percent of Communications Group revenues.

BellSouth set a new record in the first quarter with 263,000 DSL net subscriber additions. Strong customer additions for the past few quarters fueled DSL revenue of $382 million for the first quarter, representing growth of 30.4 percent year-over-year. Driving performance were successful pricing and promotion strategies and lower churn. In January 2006, BellSouth reduced the monthly price of residential FastAccess® DSL Xtreme by $5 to $37.95 per month. This price point attracted new BellSouth DSL subscribers during the quarter and encouraged the migration of existing customers from lower DSL speeds and from dial-up services to the more robust service. Continued churn improvement also contributed to record net subscriber additions this quarter. BellSouth’s simplified DSL pricing structure, targeted customer retention efforts and tighter credit policies have all been instrumental in driving down customer churn. At the end of the first quarter, the DSL subscriber base totaled more than 3.1 million, up 33.9 percent from the end of first quarter 2005. DSL penetration increased to 19.3 percent of qualified lines and 16.4 percent of retail (ISDN-adjusted) switched access lines.

[Graphic inserted here

DSL Customers

(in thousands)

1Q05 – 2,349

2Q05 – 2,473

3Q05 – 2,678

4Q05 – 2,882

1Q06 – 3,145]

Net subscriber additions to BellSouth’s two highest-speed residential DSL products – FastAccess® DSL Xtreme and FastAccess® DSL Xtreme 6.0 – which provide maximum downstream speeds of up to 3 Mbps and up to 6 Mbps, respectively, made up approximately 80 percent of total residential DSL net customer additions in the first quarter. With simplified pricing announced last summer and the recent $5 price reduction on residential FastAccess® DSL Xtreme, we have given existing customers greater incentive to migrate to higher speeds at relatively comparable prices to their existing plan. During the first three months of 2006, residential customer migrations from FastAccess® DSL Ultra (maximum downstream connection speeds of up to 1.5 Mbps) to FastAccess® DSL Xtreme have grown more than 125 percent from average monthly levels in 2005. FastAccess® DSL Lite migrations to FastAccess® DSL Ultra have also increased significantly. This improving mix of customers on higher-speed, higher-ARPU DSL plans offsets any impact from the FastAccess® DSL Xtreme price reduction and kept total DSL ARPU of more than $42 steady relative to the previous quarter. DSL’s recurring service ARPU also remained stable at more than $39. Benefits from customer growth and migration to higher speed service, stable ARPU and reduced promotion costs all drove significant improvement in DSL margins during the quarter.

Packages

At the end of the first quarter, the Company had more than 5 million BellSouth Answers® customers, reflecting an increase of 94,000 package customers since the end of 2005. BellSouth Answers® enables customers to personalize a communications and entertainment package by combining local calling plans with long distance plans, Internet services, Cingular Wireless services and digital satellite television service from DIRECTV®. Nearly 45 percent of BellSouth’s retail residential customers had a

BellSouth Answers® package in first quarter 2006 compared to more than 39 percent one year ago. The Company has been successful in selling additional services to existing customers. More than 42 percent of BellSouth Answers® customers have two or more key products – such as long distance, Cingular Wireless, DSL or dial-up Internet – in their portfolio. This is up from approximately 35 percent in the first quarter of 2005. Penetration of multiple services has driven the BellSouth Answers® ARPU to approaching $68 at the end of the first quarter. DIRECTV® service has been a popular addition to the BellSouth Answers® bundle. More than 628,000 customers now have DIRECTV® in their package.

[Graphic inserted here

BellSouth Answers Customers

(in thousands)

1Q05 – 4,630

2Q05 – 4,800

3Q05 – 4,857

4Q05 – 4,931

1Q06 – 5,025]

During the first quarter, BellSouth announced that it signed a five-year exclusive marketing alliance with DIRECTV. Under the new agreement, BellSouth will continue to offer its customers the nation's No. 1 digital satellite entertainment service. This agreement also creates a new sales channel for BellSouth® FastAccess® DSL services. DIRECTV's residential customers across BellSouth's nine-state service area can now order BellSouth® FastAccess® DSL services from DIRECTV. Under the terms of the new five-year agreement, BellSouth is responsible for the sales and ordering functions, and DIRECTV is responsible for the installation and ongoing service for BellSouth customers who subscribe to DIRECTV® service through BellSouth.

Long Distance

BellSouth ended the first quarter with more than 7.3 million mass-market long distance customers, a 13.7 percent increase from the first quarter of 2005. Lower churn levels and the success of BellSouth’s Unlimited plans drove 179,000 net long distance subscriber additions in the quarter. Mass-market customer penetration exceeded 59 percent, representing 59 percent of primary residential access lines and more than 63 percent of BellSouth’s mass-market Small Business accounts. Consumer long distance penetration has grown more than 900 basis points since first quarter 2005. Approximately 37 percent of the consumer long distance base subscribes to an Unlimited plan. Consumer customers that have an International long distance plan make up 38 percent of the long distance base. Revenue from mass-market long distance services totaled more than $378 million for the first quarter, up 13.2 percent from first quarter 2005. Continued sales of domestic unlimited and international plans have kept mass-market long distance ARPU in the $17 range.

[Graphic inserted here

Long Distance Customers

(in thousands)

1Q05 – 6,470

2Q05 – 6,771

3Q05 – 6,993

4Q05 – 7,179

1Q06 – 7,358]

For the first quarter, total complex long distance revenue was $85 million, an increase of 20.1 percent year-over-year and 5.4 percent sequentially.

Technology Update

BellSouth continues to execute on its strategy to increase bandwidth in the network to meet the needs of customers. BellSouth is advancing network capacity by adding new fiber-fed remote terminals (RT) and upgrading existing copper-fed RTs to fiber. At the end of the first quarter, BellSouth had more than 6.1 million miles of fiber, a 15.9 percent increase from one year ago, and had deployed fiber-to-the-curb (FTTC) facilities to more than 1.3 million homes. In the first quarter, BellSouth continued to do the prep work necessary for upgrading our network, including the deployment of IP routing technology that is necessary to reach speeds of 12 to 24 Mbps. In addition, since the beginning of 2005, BellSouth has upgraded or added DSLAM capacity to more than 10,300 remote terminal or central office sites including nearly 2,300 in 1Q06. Deploying fiber deeper into the network along with upgrading ADSL technology will drive up network speeds. By the end of 2007, BellSouth plans to reach more than 50 percent of our total households (equating to 70 percent of our Top 30 markets) with speeds of 12 to 24 Mbps.

BellSouth continues to expand and enhance its wireless broadband service. During the first quarter, the Company launched the service in a sixth city – DeLand, Fla. The wireless broadband service is being used to extend BellSouth’s broadband coverage to the DeLand market, which does not currently have DSL coverage. BellSouth's wireless broadband service offers residential and business customers high-speed Internet access, with downstream speeds of up to 1.5 Mbps. BellSouth was the first major telecom provider to commercially launch wireless broadband using pre-WIMAX technology. The company initially deployed the service last August in Athens, Ga., and has since deployed in Palatka, Fla.; New Orleans, La.; Gulfport, Miss.; Biloxi, Miss.; and now DeLand, Fla. BellSouth also announced two wireless broadband product enhancements during the quarter that allow business customers to use wireless broadband to back up their existing wireline Internet service and to activate a Wi-fi hotspot at their business location.

Margins and Capital

In the fourth quarter, Communications Group operating margin was 23.6 percent, up 170 basis points from the fourth quarter of 2005 and down 60 basis points year-over-year. First quarter margins were negatively impacted as the company incurred approximately

$85 million in incremental expenses to complete the network repairs associated with damage caused by Hurricane Wilma which struck southern Florida in late October 2005. Consistent with fourth quarter treatment, these expenses were not normalized from our operating results and had the impact of reducing first quarter margins by 180 basis points. The impact to network operations of Wilma equaled the combined effect of the 4 major hurricanes that hit the Southeast in 2004, primarily due to population density. Wilma costs were more expense-driven than capital-driven as there was more damage (downed cable spans and drops) and less destruction (completely destroyed facilities) than was experienced with Hurricane Katrina. On a positive note, significant DSL margin improvement had a favorable impact to overall wireline margins, both year-over-year and sequentially.

Excluding Katrina, Communications Group capital expenditures totaled $936 million in the first quarter. Capital spending in the first quarter related to Hurricane Katrina was approximately $135 million. During the first quarter, BellSouth continued to deploy capital to satisfy market-driven demand, particularly for DSL service, and the Company accelerated spending on broadband investments.

Regulatory and Legislative

BellSouth continues to make regulatory progress at the state level. During the first quarter, the Georgia legislature approved a bill to prevent the state public service commission (PSC) from regulating wireless, broadband and VoIP-based telephony offerings. The legislation has gone to the Governor for approval. The Mississippi legislature approved a deregulation bill that was signed by the Governor in February. The bill deregulates all telecom services but basic service and switched access. A bill introduced in Kentucky to eliminate economic regulation of all telecom services including VoIP-based telephony offerings but excluding basic telecom services passed the legislature April 10 and now goes to the Governor for his approval. In South Carolina, a cable franchising bill has passed the full House, was amended in Senate committee, and is now pending in the full Senate. Similar bills have been introduced in Florida, Louisiana, and Tennessee. The Florida bill was amended in two House committees and is pending in a third.

Cingular Wireless - Results discussed in this section represent 100 percent of Cingular Wireless

Lower churn, improving margins and exceptional demand metrics highlighted Cingular’s first quarter 2006 results. Net customer additions totaled 1.7 million in the first quarter and were up 22.8 percent compared to the same quarter last year. Cingular ended the quarter with nearly 56 million cellular/PCS customers. Retail customer additions, which include both postpaid and retail prepaid customers, numbered more than 1 million. The wholesale channel posted strong results as well with more than 600,000 reseller net additions. Strong net additions were attributable to steadily improving churn and the continued effectiveness of Cingular’s extensive sales channels. In the first quarter, the company reported more than 4.7 million gross additions across its coverage territory.

Churn for the quarter improved 30 basis points year-over-year and 20 basis points sequentially to 1.9 percent. This is the lowest quarterly total churn figure ever posted by Cingular and is a clear substantiation of customers’ increasing satisfaction with their service. Postpaid churn also dipped to a record level - 1.6 percent in the first quarter. Postpaid churn was down 30 basis points compared to both the same period last year and the fourth quarter of 2005. Subscriptions to Cingular’s Rollover and Family Talk plans contributed to improvements in year-over-year and sequential declines in churn. Ongoing network improvements and customer service improvements also drove the decrease. Integration of AT&T Wireless and Cingular cell sites has enhanced the quality and coverage of Cingular’s ALLOVER® Network. In the first markets integrated, dropped calls were down 35 percent and blocked calls down 45 percent compared to levels before the network combination.

[Graphic inserted here

Cingular Subscriber Churn

Total Churn; Post-paid Churn

1Q05 – 2.2%; 1.9%

4Q05 – 2.1%; 1.9%

1Q06 – 1.9%; 1.6%]

Cingular’s Service revenues were $8.0 billion in the first quarter - an increase of 7.9 percent year-over-year and 2.9 percent compared to the fourth quarter of 2005. Total revenue was up 9.1 percent compared to the first quarter of 2005. The increase in total service revenue was the result of an increasing subscriber base - end-of-period subscribers were up 10.8 percent relative to the same period last year.

First quarter service ARPU declined 2.3 percent year-over-year to $48.48. Sequentially, service ARPU declined 38 cents or 0.8 percent compared to service ARPU in the fourth quarter of 2005. The year-over-year decrease in service ARPU was principally due to a greater proportion of reseller subscribers and customers purchasing Rollover, FamilyTalk, and Nation plans. However, a lessening of the migration of existing customers to these plans has moderated ARPU decreases over the past two quarters. Retail ARPU, which excludes the effect of reseller mix changes, increased relative to the same quarter in the prior year as Cellular/PCS data revenue more than offset per-customer voice revenue declines.

First quarter data ARPU was $5.22, a 41 percent increase over the first quarter of 2005. Growth in cellular/PCS data revenue was driven by text-messaging and application downloads as well as subscriptions to mobile e-mail and Internet services. In the first quarter, total data revenue constituted nearly 11 percent of Cingular’s total service revenue compared to only 8 percent of its service revenue during the same period of the prior year.

First quarter normalized operating income before depreciation and amortization (OIBDA) was 31.9 percent of service revenues – 640 basis points higher than the first quarter of 2005. Merger integration synergies were the primary drivers of the increase. Cingular is realizing much of this improvement through the reduction in customer service costs, elimination of underperforming distribution points and consolidation of IT systems. Customer net acquisition and upgrade expenses were also down compared to the same period last year because of fewer postpaid gross additions and customer upgrades. These benefits were partially offset by increased network costs associated with supporting a larger customer base. Normalized results for Cingular exclude $234 million in direct merger integration costs and exclude $359 million in purchase accounting impacts incurred during the quarter.

[Graphic inserted here

Cingular Wireless Normalized OIBDA Service Margins

1Q05 – 25.5%

4Q05 – 31.0%

1Q06 – 31.9%]

Cingular has added 13.7 million customers to its GSM network through new sales and customer upgrades since the first quarter of 2005. More than 8 million customers were transitioned off the company’s legacy TDMA network to GSM over the same time period. Cingular’s GSM network provides customers better call quality and coverage and is less expensive to maintain than the TDMA network. At the end of March, 97 percent of subscriber minutes were carried on the GSM network and 89 percent of the customer base was equipped with a GSM handset. This is up from 84 percent and 72 percent, respectively, in the same quarter last year.

In the first quarter, Cingular launched two handsets expressly designed to take advantage of the company’s third generation UMTS (Universal Mobile Telecommunications System) network. The LG CU320 and the Samsung ZX210 allow Cingular customers to access wireless broadband applications over their handsets. Cingular also offers its customers the Option Wireless UMTS-compatible laptop card – the first commercially available PC card that provides wireless 3G broadband access both domestically and internationally. Cingular’s UMTS/HSDPA (High Speed Downlink Packet Access) service is currently available in 16 markets nationwide. The company is on track to deploy UMTS to most of its top 100 markets by the end of 2006. UMTS/HSDPA provides higher speeds for data and video services, and it delivers exceptional operating efficiencies by using the same spectrum and infrastructure for voice and data.

In March, Cingular announced the availability of Cingular Video, an on-demand streaming video service with a large selection of popular mobile content. Cingular Video gives consumers the ability to watch video clips of TV shows, sports, news, weather, entertainment and premium content on their UMTS-capable Cingular phones.

Also in the first quarter, RadioShack began selling Cingular Wireless products and services in more than 5,000 stores across the United States. The 10-year distribution agreement, first announced in August 2005, provides customers easy access to Cingular’s postpaid plans and prepaid GoPhone offers. The distribution agreement makes RadioShack Cingular’s single largest distribution outlet.

Advertising & Publishing

BellSouth’s Advertising & Publishing segment continued its steady revenue growth in the first quarter. Total revenue was up 3.1 percent to $506 million compared to the same period in 2005. Advertising & Publishing’s year-over-year revenue growth was driven primarily by the execution of the business’ sales and marketing strategy in deploying new print offers. Market demand for fast-growing online products also contributed to the revenue increase. This is the sixth consecutive quarter of year-over-year total revenue increases in the A&P segment. Sequentially, total revenue was down 4.3 percent as commission revenue declined $35 million relative to a seasonally strong fourth quarter. Partially offsetting this decline was a 2.5 percent sequential uptick in core Advertising & Publishing revenue.

[Graphic inserted here

A&P Revenue Growth Rates

(% YoY Revenue Growth)

1Q05 – 1.9%

2Q05 – 3.9%

3Q05 – 3.6% (2.2% with Hurricane Katrina Credits)

4Q05 – 3.2% (0.2% with Hurricane Katrina Credits)

1Q06 – 3.1%]

Operating income fell $5 million or 2.2 percent year-over-year to $226 million. Operating margin was down 230 basis points compared to the first quarter of 2005. The year-over-year decline in operating margins is partially attributable to lower estimated revenue collections in areas affected by Hurricane Katrina. Most of the remaining decline was driven by higher print advertising costs and enhancements to BellSouth’s internet yellowpages platform, YELLOWPAGES.COM, a joint venture with AT&T, Inc. These improvements include the addition of distribution channels as well as upgrades to the speed and stability of its online listings and search directories.

In the first quarter of 2006, BellSouth Advertising & Publishing announced it had entered the Tampa metro area, and is currently selling the 2007 Tampa-Hillsborough County directory. This expansion continues BellSouth's successful entry into contiguous markets outside of the traditional BellSouth footprint, including directories in Lexington, Ky., Ft. Walton-Destin, Fla., Cherokee County, Ga., and Tallahassee, Fla.

BellSouth will release second quarter 2006 earnings on Monday, July 24, 2006, at 8 a.m. (ET).

About BellSouth Corporation

BellSouth Corporation is a Fortune 500 communications company headquartered in Atlanta, Georgia. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation’s largest wireless voice and data provider with 55.8 million customers.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers®, residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular® Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers print and online directory advertising through The Real Yellow Pages® and YELLOWPAGES.COM™ from BellSouth.

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today's global marketplace. More information about BellSouth can be found at http://www.bellsouth.com.

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect our future results and could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions and (v) those factors contained in the Company's periodic reports.

Factors that could prevent or delay completion of the proposed merger with AT&T, could affect the future results of the merged company and could cause the merged company’s actual results to differ from those expressed in the forward-looking statements include: (i) our and AT&T’s ability to obtain governmental approvals of the proposed merger on the proposed terms and contemplated schedule; (ii) the failure of AT&T shareholders to approve the issuance of AT&T common shares in the merger or the failure of our shareholders to approve the merger; (iii) the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; (iv) the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC, may not be fully realized or may take longer to realize than expected; (v) disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and (vi) those factors contained in the preliminary proxy statement relating to the proposed merger filed with the SEC.

The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations website, www.bellsouth.com/investor.

NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site ( www.sec.gov ). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site ( www.att.com ) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com ) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.

AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.

For More Information Contact:

Brent Fowler, Media Relations at 404-249-2839

BellSouth Investor Relations at 800-241-3419